THIS AGREEMENT made this 30th day of April, 2003

BETWEEN:

< Sun Power Corporation >

(hereinafter called the "Company")

of

414 Viewcrest Road, Kelowna, B.C. V1W 4J8

OF THE FIRST PART

- and -

<Johann Roland Vetter>.

(hereinafter called the "Consultant ")

of

189 Talisman Ave., Vancouver, BC VG5Y 2L6

OF THE SECOND PART

WHEREAS:

A. The Company is in the business of acquiring and investing in mining companies and desires to appoint the Consultant to the position of President and Chief Financial Officer of the Company per the terms of this agreement; and

B. The Consultant has represented that he possesses the skill, experience and competence in accounting, operational, financial modelling, internal controls and any other skills as may be required to satisfy the above requirements of the Company; and

C. Both parties agree to set forth their obligations hereunder and all particulars as related to their relationship.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties do hereby agree as follows:

1. Engagement:

1.1 For the purposes of this Agreement, 'Client' shall mean the Company and 'Client Contract' shall mean the contract between the Company and the Consultant with respect to those services to be provided by the Consultant.

1.2"Consultant", for the purposes of this Agreement, shall include the services of J Roland Vetter.

1.3 During the term of this Agreement, the Consultant shall devote its full skill, energy and attention to the affairs and interests of the Company in relation to the Client Contract and to follow the lawful instructions as may be directed from time to time by the directors of the Company.

1.4 The skills that will be provided by the Consultant are more fully set out in the attached appendix I.

2. Term

2.1 The Consultant agrees to provide the services of Johann Roland Vetter effective May 1st, 2003 until further notice and for a minimum period of twelve months.

2.2 However, if the Company's proposed acquisition of Minera Real de Cosala silver mine is terminated and not proceeded with for any reason, then the Company may at its sole discretion terminate this Agreement without cause, such termination to be effective as of the date of the termination of the proposed acquisition.

Should the Consultant wish to terminate this agreement, then the Consultant will provide the Company with two weeks written notice. Upon two weeks written notice, the Company agrees to waive Section 6 in its entirety.

3. Payment

3.1 For the services to be performed by the Consultant hereunder, the Company shall agree to pay the Consultant the following amounts:

a. US$7,000 per month (plus GST where the offices of the Company are located in Canada) for the term as identified in Paragraph 2.1(a) above. The Consultant shall provide invoices each and every month to the Company for the services provided; and

b. until the Company has received investment capital from the sale of a proposed Private Placement Offering Circular or has sufficient funds as may be determined by the Treasurer, the Consultant agrees that the monthly payments shall accrue until such time as payment can be made and thereafter, shall be paid in full on a monthly basis according to the invoice received; and

c. all out of pocket expenses including travel, incurred during the normal course of business activities on behalf of the Company, such expenses to be reimbursed within 15 days by the Company upon presentation by the Consultant of a detailed schedule for those expenses with the accompanying receipts.

4. Confidentiality

4.1 The Consultant agrees that in discharging duties for Company, they shall be privy to secret and confidential information on the business and affairs of Company and/or any subsidiary, associates, or related corporations, and the Consultant agrees that they shall not divulge this information to anyone without the prior written approval of Company.

4.2 The Consultant agrees and undertakes not to divulge to anyone the names of any clients of Company or of any associated, related or subsidiary corporation, or any trade secrets, proprietary systems, and knowledge relative to methods of operation belonging to and being applied at Company or its associated, related or subsidiary corporations.

4.3 The Consultant hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that are conceived, reduced to practice, developed or made by the Consultant while contracted by the Company and its Subsidiaries and that (i) relate to the Company's or any Subsidiary's actual or anticipated business, research and development or existing or future products or services; or (ii) are conceived, reduced to practice, developed or made using any material equipment, supplies, facilities, assets or resources of the Company or any Subsidiary (including but not limited to any intellectual property rights) ("Work Product"). The Consultant shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during his employment with the Company or at any thereafter) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

5. Warranties

5.1 The services to be provided by the Consultant will be performed in a diligent and workmanlike manner consistent with standards generally observed in the industry for similar services.

5.2 All surveys, forecasts and recommendations arising from provision of consulting services to the Company are made in good faith and on the basis of information available or provided to the Consultant at the time. Achievement of specific results will depend largely on the co-operation and actions of the Company's personnel and, accordingly, the Consultant's statements shall not under any circumstances be interpreted as representations, warranties or guarantees.

5.3 EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, THE CONSULTANT MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND IN RESPECT OF ANY SERVICES OR WORK PRODUCTS DELIVERED BY THE CONSULTANT, INCLUDING BUT NOT LIMITED TO IMPLIED OR STATUTORY WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6. Damages for Breach of Contract:

6.1 The Consultant acknowledges that if the Consultant fails to provide services throughout the term of the Contract or throughout any agreed extension then the damages suffered by Company may be incapable of being accurately ascertained, in which event as an alternative to seeking injunctive relief from a court of competent jurisdiction Company may at its option claim the following amounts as liquidated damages;

(a) in the event of any breach relating to clause 6.1 above, the sum of Seven Thousand US Dollars (US$7,000.00).

The Consultant agrees that the provisions of this paragraph relating to the ability of Company to elect to claim liquidated damages as an alternative remedy is reasonable and fair, and if Company so elects then the Consultant agrees to be bound by such election and to pay such amounts on demand. Nothing in this section shall prevent Company from pursuing a claim for damages in a court of competent jurisdiction if Company desires to incur the legal costs associated with proving such damages.

6.2 If Company makes any claim for liquidated damages pursuant to paragraph 6.1 above, then it shall have a right to set off the applicable liquidated sums referred to above against all amounts owing by Company to the Consultant at that time.

6.3 The provisions of clause 6.1(a) above shall not apply if this agreement is terminated by reason of any mental or physical disability which prevents the Consultant from properly servicing the Contract.

7. Legal Relationship

7.1 The relationship at law between the Consultant and Company is one of an independent contractor and not that of an employer-employee.

7.2 The Consultant hereby acknowledges that he is registered for GST and will provide GST registration information to Company. The Consultant hereby indemnifies Company for any costs it might incur resulting from non-compliance on the part of the Consultant.

8, Indemnification

8.1 To the fullest extent permitted by applicable law, the Company shall indemnify the Consultant against all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by the Consultant in connection with any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative that the Consultant is made a party to by reason of the fact that he is or was performing services as an officer or director of the Company. Such indemnification shall continue as to the Consultant even if he has ceased to be an employee, officer, or director of the Company and shall inure to the benefit of his heirs and estate.

9. General Terms

9.1 This Agreement shall be governed by the laws of the State of Nevada and all disputes arising hereunder shall be resolved in the courts of Nevada.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

Sun Power Corporation,

By:
Name: Andrew Schwab
Title: President

CONSULTANT

By:
Name: J. Roland Vetter

Appendix I

Scope of work to be carried out by the Consultant:

Purpose of the Job: To lead the Executive, through the collaborative efforts of senior officials, to maximize profits and meet the needs of all stakeholders in a manner commensurate with the company's vision and core values.

Reporting Structure: The position reports in to the Board of Directors

Primary Duties and Responsibilities:

  Establishes and develops objectives of the business of the organization in accordance with board directives and Memo and Articles of Incorporation of the company

  Consults with the Executive to develop and establish policies and procedures to meet business objectives of the company

  Confers with senior officials (the Executive) to develop organizational policies to co-ordinate functions and operations between divisions and departments; to establish responsibilities and procedures for attaining business objectives

  Reviews activity reports and financial statements to determine progress and status in attaining objectives

    Inform the Board of Directors

    Managing Group Accounting and Treasury Management

    Group Forecasting and Budgeting

    Management Information Systems and Financial Reporting

    Group Risk Management and Internal Controls

    Due diligence on any prospective acquisitions

    Modeling any acquisitions to ensure smooth assimilation

    Set Administration and Corporate Policy

    Banking and tax planning

  On a continuing basis; reviews and revises objectives and plans in accordance with current conditions.

  Directs and co-ordinates formulation of financial programs to provide funding and to maximize return on investments and to increase productivity.

  Plans and develops industrial, labour and public relations policies designed to improve company's image and relations with customers, employees, stockholders and the public.

  Evaluates performance of executives for compliance with established policies and overall contribution towards the attainment of the company's business objectives.